Registration No. 333-60375

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                ________________

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 ______________

                        WISCONSIN POWER AND LIGHT COMPANY
             (Exact name of registrant as specified in its charter)

             Wisconsin                                    39-0714890
  (State or other jurisdiction of                      (I.R.S. Employer
   incorporation or organization)                    Identification No.)

                           222 West Washington Avenue
                            Madison, Wisconsin  53703
                                 (608) 252-3311
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)
                         ______________________________

                                Edward M. Gleason
                Vice President-Treasurer and Corporate Secretary
                        Wisconsin Power and Light Company
                           222 West Washington Avenue
                            Madison, Wisconsin  53703
                                 (608) 252-3311
                       (Name, address, including zip code,
                      and telephone number, including area
                           code, of agent for service)
                         ______________________________

                                 with a copy to:

   Benjamin F. Garmer, III, Esq.                   Barbara L. Becker, Esq.
          Foley & Lardner                           Chadbourne & Parke LLP
     777 East Wisconsin Avenue                       30 Rockefeller Plaza
     Milwaukee, Wisconsin 53202                      New York, NY  10112
           (414) 271-2400                               (212) 408-5100

                            ________________________

        Approximate date of commencement of proposed sale to the public:
   From time to time after this Registration Statement becomes effective.

                            ________________________

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                            ________________________

             The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED AUGUST 24, 1998

   PROSPECTUS SUPPLEMENT
   (To Prospectus dated August   , 1998)

                                   $60,000,000

                        Wisconsin Power and Light Company

                          % Debentures due             ,
                              ____________________

             Interest on the    % Debentures due            ,     (the
   "Debentures") is payable semi-annually on              and              of
   each year, commencing           , 199 .  The Debentures will be general
   unsecured obligations of Wisconsin Power and Light Company (the "Company") and will rank on a parity with all other unsecured and unsubordinated debt of the Company. The Debentures are not redeemable prior to maturity and will not be subject to any sinking fund.

             The Debentures will be represented by one or more global securities registered in the name of the nominee of The Depository Trust Company ("DTC"), as depositary. Book-Entry Interests (as defined in the accompanying Prospectus) in such global securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC or its nominee for such global securities and on the records of DTC and its participants. Except as described herein and in the accompanying Prospectus, Debentures in definitive form will not be issued. See "Certain Terms of the Debentures" herein and "Description of the Debentures" and "Book-Entry Only System" in the accompanying Prospectus.



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
             PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
               SUPPLEMENT OR THE PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            Price to     Underwriting    Proceeds to
                            Public(1)    Discount(2)    Company (1)(3)

   Per Debenture . . . .           %              %                %
   Total . . . . . . . .      $            $                $


   (1)  Plus accrued interest, if any, from the date of issuance.
   (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
   (3) Before deduction of expenses payable by the Company estimated at $140,000.



      The Debentures are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Debentures will be made through the book-
   entry facilities of DTC on or about               , 1998 against payment
   therefor in immediately available funds.

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS AND PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.


                          Merrill Lynch & Co.

   Robert W. Baird & Co.                     Legg Mason Wood Walker
       Incorporated                                Incorporated



          The date of this Prospectus Supplement is             , 1998.

      CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE DEBENTURES OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF DEBENTURES TO COVER SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


                                 USE OF PROCEEDS

      The net proceeds from the sale of the Debentures will be used to repay short-term debt which was incurred by the Company to (i) retire at maturity $8,899,000 aggregate principal amount of the Company's First Mortgage Bonds, Series L, 61/4%, due August 1, 1998 and (ii) finance utility construction expenditures and other general corporate expenditures. As of August 15, 1998, the average weighted interest rate on the short-term debt to be repaid was approximately 5.569% per annum.

                         SELECTED FINANCIAL INFORMATION

        Set forth below is selected financial information for the Company for the twelve months ended June 30, 1998 and the years ended December 31, 1997, 1996 and 1995.

                         Selected Financial Information

                           Twelve Months
                          Ended June 30,              Year Ended
                               1998                  December 31,
                            (Unaudited)    1997           1996           1995
                                                (Thousands of Dollars)
   Income Statement Data:
   Operating Revenues  .      $ 762,960  $794,717      $759,275       $689,672
   Income Before Interest
    Expense  . . . . . .      $  89,296  $103,841      $113,957       $112,473
   Net Income for Common
    Stock  . . . . . . .      $  49,894  $ 67,924      $ 79,175       $ 75,342
   Ratio of Earnings to
    Fixed Charges
    (unaudited) (1)  . .           3.12      4.13          4.81           4.23

                                             At June 30, 1998 (Unaudited)
                                                                Percent of
                                                     As       Capitalization
                                       Actual    Adjusted(2)   As Adjusted
                                      (Thousands of Dollars)
    Capitalization (3):
    Current maturities of
     long-term debt . . . . . . .  $   8,899     $        0            0.0%
    First mortgage bonds, net (4)    249,854        249,854           23.9
    Debentures, net (5) . . . . .    104,732        164,732           15.8
    Preferred stock without
     mandatory redemption . . . .     59,963         59,963            5.7
    Common shareowners'
     investment . . . . . . . . .    571,442        571,442           54.6
                                     -------      ---------          -----
      Total   . . . . . . . . . .  $ 994,890     $1,045,991          100.0%
                                     =======      =========          =====
   _________________
   (1) For the purpose of computing the ratios of earnings to fixed charges, earnings have been calculated by adding to income before interest expense, Federal and state income taxes and the estimated interest component of rentals. Fixed charges represent interest expense, amortization of debt discount, premium and expense and the estimated interest component of rentals.

   (2) As adjusted for the issuance of the Debentures and the application of the net proceeds as described under "Use of Proceeds."

   (3) For the purpose of this presentation, capitalization includes current maturities of long-term debt.

   (4) Excludes variable rate demand bonds in the amount of $56.975 million and unamortized discount relating to outstanding First Mortgage Bonds in the amount of $1.147 million.

   (5) Excludes unamortized discount relating to outstanding Debentures in the amount of $0.268 million.

                         CERTAIN TERMS OF THE DEBENTURES

        The following description of the particular terms of the Debentures supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debentures set forth in the accompanying Prospectus under "Description of the Debentures," to which description reference is hereby made.

   General

        The Debentures will be unsecured general obligations of the Company and will be issued as a separate series of securities under the Indenture, dated as of June 20, 1997 (the "Unsecured Debt Indenture"), between the Company and Firstar Trust Company, as Trustee. As of the date hereof, the Company had $105,000,000 of Securities (as defined in the accompanying Prospectus) outstanding under the Indenture and $307,976,000 of secured debt outstanding under its First Mortgage Indenture (as defined in the accompanying Prospectus). The Unsecured Debt Indenture does not limit the Company's ability to issue additional First Mortgage Bonds or to enter into sale and leaseback transactions.

   Maturity and Interest

        The Debentures will be limited to $60,000,000 aggregate principal
   amount and will mature on            ,     .  Each Debenture will bear
   interest from            , 199   or from the most recent interest payment
   date to which interest has been paid, at the rate per annum specified on
   the cover page hereof, payable semi-annually on            and           ,
   commencing               , 199  , to the person in whose name such
   Debenture is registered at the close of business on the preceding
    and            , respectively.

   No Redemption Prior to Maturity

        The Debentures will not be redeemable prior to maturity.

   Other Terms

        The covenant described in the accompanying Prospectus under "Description of the Debentures--Certain Covenants--Limitations on Liens" will apply to the Debentures. Future series of Securities issued under the Unsecured Debt Indenture may or may not have different covenants.

        The Debentures will be subject to defeasance under the conditions described in the accompanying Prospectus. The Unsecured Debt Indenture is governed by the laws of the State of Wisconsin.

   Book-Entry Procedures

        The Debentures will be represented by one or more global securities registered in the name of DTC or its nominee. Book-Entry Interests in such global securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC or its nominee for such global securities and on the records of DTC Participants (as defined in the accompanying Prospectus). Except as described below and in the accompanying Prospectus, Debentures in definitive form will not be issued and owners of Book-Entry Interests will not be considered the holders thereof.

        The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the global securities.

        In the event that the book-entry system is discontinued, or DTC is at any time unwilling or unable to continue as depositary, and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debentures in certificated form to owners of Book-Entry Interests in exchange for the Debentures held by DTC or its nominee, as the case may be.

        Settlement for the Debentures will be made by the Underwriters in immediately available funds. All payments of principal and interest on global securities will be made by the Company in immediately available funds.

        See "Book-Entry Only System" in the accompanying Prospectus.

                                  UNDERWRITING

        Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting on behalf of itself, Robert W. Baird & Co. Incorporated and Legg Mason Wood Walker, Incorporated (collectively, the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amounts of the Debentures set forth after their names below.

                                                       Principal
           Underwriters                                  Amount

    Merrill Lynch, Pierce, Fenner & Smith
         Incorporated . . . . . . . . . . . . . .     $
    Robert W. Baird & Co. Incorporated  . . . . .
    Legg Mason Wood Walker, Incorporated  . . . .

         Total  . . . . . . . . . . . . . . . . .      $60,000,000
                                                        ==========

        The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Debentures if any are purchased.

        The Underwriters have advised the Company that they will initially offer the Debentures to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at
   such price less a concession not in excess of    % of the principal amount
   of the Debentures.  The Underwriters may allow, and such dealers may
   reallow, a discount not in excess of     % of the principal amount on
   sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

        The Debentures are a new issue of securities with no established trading market. The Company does not intend to list the Debentures on any securities exchange. The Underwriters have advised the Company that they currently intend to make a market in the Debentures; however, the Underwriters are not obligated to do so, and any Underwriter may discontinue any such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

        Until the distribution of the Debentures is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters to bid for and purchase the Debentures. As an exception to these rules, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), as representative, will be permitted to engage in certain transactions that stabilize the price of the Debentures. Such transactions consist of bids or purchases for the purpose of setting, fixing or maintaining the price of the Debentures.

        If the Underwriters create a short position in the Debentures in connection with the Offering, i.e., if they sell more of the Debentures than are set forth on the cover page of this Prospectus Supplement, Merrill Lynch may reduce that short position by purchasing Debentures in the open market.

        In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

        Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the Debentures. In addition, neither the Company nor the Underwriters make any representation that Merrill Lynch will engage in such transactions or that such transactions, once commenced, will be discontinued without notice.

        The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

   PROSPECTUS
                                   $60,000,000

                        Wisconsin Power and Light Company

                                   Debentures
                              ____________________

        Wisconsin Power and Light Company (the "Company") may from time to time offer up to $60 million aggregate principal amount of its unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debentures"). The Debentures will be offered to the public on terms determined at the time or times of sale. An accompanying supplement to this Prospectus (the "Prospectus Supplement") will set forth the specific terms and conditions of the Debentures offered thereby, including, without limitation, the title, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, any terms for redemption or conversion, any terms for sinking or analogous fund payment(s), any listing on a registered national securities exchange and the initial public offering price.

        The Company may sell the Debentures to or through underwriters (which may include Merrill Lynch, Pierce, Fenner & Smith Incorporated, Robert W. Baird & Co. Incorporated and Legg Mason Wood Walker, Incorporated) or dealers, and may also sell Debentures directly to other purchasers or through agents designated from time to time by the Company. See "Plan of Distribution." The names of such underwriters, dealers or agents, any applicable commissions or discounts and the net proceeds to the Company from the sale of the Debentures will be set forth in the accompanying Prospectus Supplement.

        No Debentures may be sold without delivery of a Prospectus Supplement describing such issue of such Debentures and the method and terms of offering thereof.

        The issue and sale of the Debentures are subject to the prior approval and authorization of the Public Service Commission of Wisconsin, which has been or will be obtained prior to the sale of the Debentures.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                               Merrill Lynch & Co.
   Robert W. Baird & Co.                               Legg Mason Wood Walker
        Incorporated                                         Incorporated



                 The date of this Prospectus is August   , 1998

                              AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information concerning the Company can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. Certain securities of the Company are listed on such exchange.

             In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

             The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, schedules and exhibits thereto referred to herein as the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Debentures offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to such Registration Statement which may be inspected and copied in the manner and at the sources described above.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

             The following documents heretofore filed by the Company (under File No. 0-337) with the Commission pursuant to the Exchange Act (to the extent disclosures therein relate to the Company) are hereby incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

          3. The Company's Current Reports on Form 8-K dated April 21 and June 10, 1998.

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated by reference in this Prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Edward M. Gleason, Vice President-Treasurer and Corporate Secretary, Wisconsin Power and Light Company, 222 West Washington Avenue, Madison, Wisconsin 53703 (Telephone: (608) 252-3311).

                                  THE COMPANY

          The Company, a Wisconsin corporation and a subsidiary of Interstate Energy Corporation (f/k/a WPL Holdings, Inc.) d/b/a Alliant Corporation ("IEC"), is a public utility engaged primarily in generating, purchasing, distributing and selling electric energy in portions of southern and central Wisconsin. The Company also purchases, distributes, transports and sells natural gas in parts of such areas and supplies water in two communities. A wholly owned subsidiary of the Company supplies electric, gas and water service principally in Winnebago County, Illinois.

          The Company provides electricity in a service territory of approximately 16,000 square miles. As of December 31, 1997, the Company furnished retail electric service to approximately 393,000 customers in 615 cities, villages and towns, and wholesale electric service to 25 municipal utilities, one privately owned utility, three rural electric cooperatives, one Native American nation and one municipal electric utility which provides retail service to 14 communities. During 1997, the Company's electric operating revenues were derived from the following types of customers: residential--31.5%, commercial--16.9%, industrial--24.0%, sales for resale--25.4%, and other--2.3%.

          The maximum net hourly peak load on the Company's electric system in 1997 was 2,253 megawatts. During 1997, the Company's net kilowatt-hour generation of electricity was derived from the following fuel sources:
   86% coal, 10% nuclear and 4% hydroelectric, oil and natural gas.

          As of December 31, 1997, the Company provided retail natural gas service to approximately 155,000 customers in 243 cities, villages and towns. During 1997, the Company's gas operating revenues were derived from the following types of customers: residential--54.2%, commercial--29.2%, industrial--5.4%, transportation and other--11.2%.

          The Company is subject to the jurisdiction of, among other regulatory agencies, the Public Service Commission of Wisconsin as to various phases of its operations, including rates, service and issuance of securities. The Company's Illinois subsidiary is subject to the jurisdiction of the Illinois Commerce Commission with respect to such matters. The Company and its Illinois subsidiary also are subject to the jurisdiction of the Federal Energy Regulatory Commission. The Company's parent corporation, IEC, is a registered public utility holding company under (and IEC and, with respect to certain matters, the Company, are subject to the requirements of) the Public Utility Holding Company Act of 1935, as amended.

          The principal executive offices of the Company are located at 222 West Washington Avenue, Madison, Wisconsin 53703 and its telephone number is (608) 252-3311.

                                 USE OF PROCEEDS

          The Company intends to use the net proceeds from the sale of the Debentures offered hereby to repay indebtedness, including the retirement, redemption or refinancing of existing series of the Company's First Mortgage Bonds. Unless otherwise specified in the Prospectus Supplement, any proceeds not used for the foregoing purpose will be added to the general funds of the Company and used for general corporate purposes.

                       RATIOS OF EARNINGS TO FIXED CHARGES

          Set forth below are the ratios of earnings to fixed charges (unaudited) for the Company for the twelve months ended June 30, 1998 and for the last five years:

    Twelve Months               Year Ended December 31,
       Ended
      June 30,
        1998         1997      1996       1995      1994      1993

        3.12         4.13      4.81       4.23      4.29      3.74

          For the purpose of computing the ratios of earnings to fixed charges, earnings have been calculated by adding to income before interest expense, Federal and state income taxes and the estimated interest component of rentals. Fixed charges represent interest expense, amortization of debt discount, premium and expense and the estimated interest component of rentals.


                          DESCRIPTION OF THE DEBENTURES

          The Debentures will be issued in one or more series under the Indenture, dated as of June 20, 1997 (the "Unsecured Debt Indenture"), between the Company and Firstar Trust Company, as Trustee (the "Trustee"), which is included as an exhibit to the Registration Statement for the Debentures. The following summaries of certain provisions of the Unsecured Debt Indenture and the Debentures do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the Unsecured Debt Indenture and any Officers' Certificates or supplemental indentures relating thereto, including the definitions therein of certain terms. Whenever particular Sections or defined terms of the Unsecured Debt Indenture are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated by reference herein or therein, as the case may be.

          The term "Securities," as used under this heading, refers to all Securities issued under the Unsecured Debt Indenture and includes the Debentures.

   General

          The Unsecured Debt Indenture does not limit the amount of Securities that can be issued thereunder and provides that the Securities may be issued from time to time in one or more series pursuant to the terms of one or more Officers' Certificates or supplemental indentures creating such series. As of the date of this Prospectus, the only Securities outstanding under the Unsecured Debt Indenture are $105 million aggregate principal amount of the Company's 7% Debentures due June 15, 2007. The Debentures will be unsecured and will rank on a parity with all other unsecured and unsubordinated debt of the Company. Although the Unsecured Debt Indenture provides for the possible issuance of Securities in other forms or currencies, the only Securities covered by this Prospectus will be Securities denominated in U.S. dollars in registered form without coupons.

          Substantially all of the permanent fixed properties of the Company are subject to the lien of the Indenture of Mortgage or Deed of Trust, dated August 1, 1941, executed by the Company to First Wisconsin Trust Company (now known as Firstar Trust Company) and George B. Luhman (Gene E. Ploeger being now the individual trustee under said Indenture), as Trustees, as amended by the several indentures supplemental thereto heretofore executed (said Indenture, as so amended, being herein called the "First Mortgage Indenture"), under which the Company's First Mortgage Bonds are outstanding.

   Terms

          Reference is made to the Prospectus Supplement relating to any series of the Debentures for the following terms thereof, among others:
   (a) the title or designation, aggregate principal amount and denominations of the Debentures; (b) the price at which the Debentures will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest; (c) the maturity date and other dates, if any, on which principal will be payable; (d) the rate or rates (which may be fixed or variable) per annum at which the Debentures will bear interest, if any; (e) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest; (f) the manner of paying principal and interest; (g) the place or places where principal and interest will be payable; (h) the terms of any mandatory or optional redemption by the Company; (i) the terms of any redemption at the option of Holders; (j) whether the Debentures are to be issuable as registered Securities, bearer Securities, or both, and whether and upon what terms any registered Securities may be exchanged for bearer Securities and vice versa; (k) whether the Debentures are to be represented in whole or in part by a Security in global form and, if so, the terms thereof and the identity of the depositary for any global Security; (l) any tax indemnity provisions; (m) if the Debentures provide that payments of principal or interest may be made in a currency other than that in which Debentures are denominated, the manner for determining such payments; (n) the portion of principal payable upon acceleration of a Discounted Security (as defined below); (o) whether and upon what terms Debentures may be defeased; (p) whether the covenant referred to below under "Certain Covenants--Limitations on Liens" applies, and any events of default or restrictive covenants in addition to or in lieu of those set forth in the Unsecured Debt Indenture; (q) provisions for electronic issuance of Debentures or for Debentures in uncertificated form; and (r) any additional provisions or other special terms not inconsistent with the provisions of the Unsecured Debt Indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Debentures. (Section 2.01)

          The Securities of a series may be issued in whole or in part in the form of one or more global Securities that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement relating to the series. Global Securities may be issued in registered, bearer or uncertificated form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for Securities in definitive form, a global Security may not be transferred except as a whole by the depositary to a nominee or a successor depositary. (Section 2.12) The specific terms of the depositary arrangement with respect to any Securities of a series will be described in the Prospectus Supplement relating to the series. See "Book-Entry Only System."

          Securities of any series may be issued as registered Securities, bearer Securities or uncertificated Securities, as specified in the terms of the series. (Section 2.01) Unless otherwise indicated in the Prospectus Supplement, registered Securities will be issued in denominations of $1,000 and whole multiples thereof and bearer Securities will be issued in denominations of $5,000 and whole multiples thereof. One or more global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Securities of the series to be represented by such global Security or Securities. (Section 2.12)

          In connection with its original issuance, no bearer Security will be offered, sold, resold, or mailed or otherwise delivered to any location in the United States and a bearer Security in definitive form may be delivered in connection with its original issuance only if the person entitled to receive the bearer Security furnishes certification as described in United States Treasury regulation section 1.163-5(c)(2)(i)(D)(3). (Section 2.04)

          For purposes of this Prospectus, unless otherwise indicated, "United States" means the United States of America (including the States thereof and the District of Columbia), its territories and possessions and all other areas subject to its jurisdiction. "United States person" means a citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States or a political subdivision thereof or any estate or trust the income of which is subject to United States Federal income taxation regardless of its source. Any special United States Federal income tax considerations applicable to bearer Securities will be described in the Prospectus Supplement relating thereto.

          To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Unsecured Debt Indenture, principal and interest on bearer Securities will be payable only upon surrender of bearer Securities and coupons at a paying agency of the Company located outside of the United States. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, the Company will maintain a paying agent outside the United States to which the bearer Securities and coupons may be presented for payment and will provide the necessary funds therefor to the paying agent upon reasonable notice. (Section 2.04)

          Registration of transfer of registered Securities may be requested upon surrender thereof at any agency of the Company maintained for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07) Bearer Securities and the coupons related thereto will be transferable by delivery.

          Securities may be issued under the Unsecured Debt Indenture as Discounted Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States Federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Discounted Securities. "Discounted Security" means a Security where the amount of principal due upon acceleration is less than the stated principal amount of such Security.

   Certain Covenants

          The Debentures will not be secured by any properties or assets and will represent unsecured debt of the Company. The Unsecured Debt Indenture does not limit the amount of unsecured debt that the Company can incur. As indicated under "General" above, substantially all of the permanent fixed properties of the Company are subject to the lien of the First Mortgage Indenture securing the Company's First Mortgage Bonds.

          As discussed below, the Unsecured Debt Indenture includes certain limitations on the Company's ability to create liens. Such limitations will apply if the Officers' Certificate or supplemental indenture establishing the terms of a series so provides. If applicable, the limitations are subject to a number of qualifications and exceptions. The Unsecured Debt Indenture does not limit the Company's ability to issue additional First Mortgage Bonds or to enter into sale and leaseback transactions.

          The covenant described below will apply if so indicated in a Prospectus Supplement. Any obligations under the Unsecured Debt Indenture are subject to termination upon defeasance. See "Legal Defeasance and Covenant Defeasance" below. Also, unless otherwise indicated in a Prospectus Supplement, the Unsecured Debt Indenture does not afford holders of the Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Securities.

          Limitations on Liens. The Unsecured Debt Indenture provides that, so long as there remain outstanding any Securities of any series to which this limitation applies, and subject to termination as referred to above, the Company will not, and will not permit any Subsidiary to, create or suffer to be created or to exist any mortgage, pledge, security interest, or other lien (collectively, "Lien") on any of its properties or assets now owned or hereafter acquired to secure any indebtedness, without making effective provision whereby the Securities of such series shall be equally and ratably secured with (or prior to) any and all such indebtedness and with any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to or prevent the creation or existence of (a) the First Mortgage Indenture securing the Company's First Mortgage Bonds or any indenture supplemental thereto subjecting any property to the Lien thereof or confirming the Lien thereof upon any property, whether owned before or acquired after the date of the Unsecured Debt Indenture; (b) Liens on property existing at the time of acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise (or on the property of a Subsidiary at the date it became a Subsidiary), or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any such Liens to repairs, renewals, replacements, substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto; (c) any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of Liens (including, without limitation, the First Mortgage Indenture) permitted by the foregoing clauses (a) and (b); (d) the pledge of any bonds or other securities at any time issued under any of the Liens permitted by clauses (a), (b) or
   (c) above; or (e) Permitted Encumbrances.  (Section 4.07)

          "Permitted Encumbrances" include, among other items, (a) the pledge or assignment in the ordinary course of business of electricity, gas (either natural or artificial) or steam, accounts receivable or customers' installment paper, (b) Liens affixing to property of the Company or a Subsidiary at the time a Person consolidates with or merges into, or transfers all or substantially all of its assets to, the Company or a Subsidiary, provided that in the opinion of the Board of Directors of the Company or Company management (evidenced by a certified Board resolution or an Officers' Certificate delivered to the Trustee) the property acquired pursuant to the consolidation, merger or asset transfer is adequate security for the Lien; and (c) Liens or encumbrances not otherwise permitted if, at the incurrence of and after giving effect thereto, the aggregate of all obligations of the Company and its Subsidiaries secured thereby does not exceed 10% of Tangible Net Worth. "Tangible Net Worth" means (i) common stockholders' equity appearing on the most recent balance sheet of the Company (or consolidated balance sheet of the Company and its Subsidiaries if the Company then has one or more consolidated Subsidiaries) prepared in accordance with generally accepted accounting principles less (ii) intangible assets (excluding intangible assets recoverable through rates as prescribed by applicable regulatory authorities). (Section 4.06)

          Further, this restriction will not apply to or prevent the creation or existence of leases made, or existing on property acquired, in the ordinary course of business. (Section 4.07)

          Other Covenants. Any other restrictive covenants which may apply to a particular series of Securities will be described in the Prospectus Supplement relating thereto.

   Successor Obligor

          The Unsecured Debt Indenture provides that, unless otherwise specified in the Officers' Certificate or supplemental indenture establishing a series of Securities, the Company will not consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into any other Person unless (i) either the Company will be the continuing corporation, or the Person will be a Person organized and existing under the laws of the United States of America or a state thereof and the Person will expressly assume the due and punctual payment of the principal of and interest on all the Securities and any coupons and the due and punctual performance and observance of all of the covenants and conditions of the Company under the Unsecured Debt Indenture by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such Person; (ii) the Company or the Person, as the case may be, will not, immediately after the merger or consolidation, or the sale or conveyance, be in default in the performance of any such covenant or condition; and (iii) after giving effect to the transaction, no event which, after notice or lapse of time, would become a Default (as defined) will have occurred or be continuing. (Section 5.01) The successor will be substituted for the Company, and thereafter all obligations of the Company under the Unsecured Debt Indenture, the Securities and any coupons shall terminate. (Section 5.02)

   Exchange of Securities

          Registered Securities may be exchanged for an equal aggregate principal amount of registered Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent. (Section 2.07)

          To the extent permitted by the terms of a series of Securities authorized to be issued in registered form and bearer form, bearer Securities may be exchanged for an equal aggregate principal amount of registered or bearer Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Securities with all unpaid coupons relating thereto (except as may otherwise be provided in the Securities) at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent. (Section 2.07) As of the date of this Prospectus, it is expected that the terms of a series of Securities will not permit registered Securities to be exchanged for bearer Securities.

   Defaults and Remedies

          Unless the Officers' Certificate or supplemental indenture establishing the series otherwise provides, an "Event of Default" with respect to a series of Securities will occur if:

          (1) the Company defaults in any payment of interest on any Securities of the series when the same becomes due and payable and the Default continues for a period of 60 days;

          (2) the Company defaults in the payment of the principal of any Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

          (3) the Company defaults in the payment or satisfaction of any sinking fund obligation with respect to any Securities of a series as required by the Officers' Certificate or supplemental indenture establishing such series and the Default continues for a period of 60 days;

          (4) the Company defaults in the performance of any of its other agreements applicable to the series and the Default continues for 90 days after the notice specified below;

          (5) the Company pursuant to or within the meaning of any Bankruptcy Law:

               (a)  commences a voluntary case,

               (b) consents to the entry of an order for relief against it in an involuntary case,

               (c) consents to the appointment of a Custodian for it or for all or substantially all of its property, or

               (d) makes a general assignment for the benefit of its creditors;

          (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

               (a)  is for relief against the Company in an involuntary case,

               (b) appoints a Custodian for the Company or for all or substantially all of its property, or

               (c) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days; or

          (7) there occurs any other Event of Default provided for in the series. (Section 6.01)

          The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

          "Default" means any event which is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (4) above is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the series notify the Company of the Default and the Company does not cure the Default within the time specified after receipt of the notice. (Section 6.01) The Trustee may require indemnity reasonably satisfactory to it before it enforces the Unsecured Debt Indenture or the Securities of the series. (Section 7.01) Subject to certain limitations, Holders of a majority in principal amount of the Securities of the series may direct the Trustee in its exercise of any trust or power. (Section 6.05) The Trustee may withhold from the Holder of the Security notice of any continuing Default (except a Default in payment of principal or interest) if it in good faith determines that withholding notice is in their interest. (Section 7.04) The Company is required to furnish the Trustee, not less than annually, a brief certificate as to the Company's compliance with all conditions and covenants under the Unsecured Debt Indenture. (Section 4.04)

          The failure to redeem any Securities subject to a Conditional Redemption (as defined) is not an Event of Default if any event on which such redemption is so conditioned does not occur before the redemption date. (Section 6.01)

          The Unsecured Debt Indenture does not have a cross-default provision. Thus, a default by the Company on any other debt would not constitute an Event of Default.

   Amendments and Waivers

          The Unsecured Debt Indenture and the Securities or any coupons of the series may be amended, and any default may be waived as follows: the Holders of a majority in principal amount of a series by notice to the Trustee may waive an existing Default on the series and its consequences except: (a) a Default in the payment of the principal of or interest on the series, or (b) a Default in respect of a provision described in this paragraph that cannot be amended without the consent of the Holder of each Security affected thereby. (Section 6.04) The Securities and the Unsecured Debt Indenture may be amended with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of all series affected voting as one class. (Section 9.02) However, without the consent of each Holder of Security affected thereby, no amendment or waiver may (a) extend the stated maturity of the principal of, or any installment or principal of or interest on, any such Security, or reduce the principal amount thereof or the rate of interest thereon or premium (if any), payable upon the redemption thereof, or reduce the obligation of the Company to pay principal amounts, or reduce the amount of the principal of a Discounted Security that would be due and payable upon a declaration of acceleration of the maturity or change the coin or currency in which, any such Security of such series or any principal, premium (if any), or interest thereon is payable or impair the right to institute suit for the enforcement of any such payment on or after the due date thereof (or, in the case of redemption, on or after the redemption date), or (b) reduce the percentage in principal amount of the outstanding Securities of any series, the consent of whose Holders is required for any modifications or amendments to the Unsecured Debt Indenture or to the terms and conditions of that series of Securities, or to approve any supplemental indenture relating to such series, or the consent of whose Holders is required for any waiver with respect to such series (of compliance with certain provisions of the Unsecured Debt Indenture or certain default thereunder and their consequences) provided for in the Unsecured Debt Indenture, or (c) modify any of the provisions described under this paragraph, except to increase any such percentage or to provide that certain other provisions of the Unsecured Debt Indenture cannot be modified or waived without the consent of the Holder of each Security affected thereby. (Section 9.02)

          Without the consent of any Holders, the Company may enter into one or more supplemental indentures, in order among other things (a) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company contained in the Unsecured Debt Indenture and in the Securities; (b) to add to, change or eliminate any of the provisions of the Unsecured Debt Indenture in respect of one or more series of Securities; provided, however, that any such addition, change or elimination shall either (i) not adversely affect the rights of the Holders of series in any material respect, or
   (ii) not apply to any series of Securities created prior to the execution of such supplemental indenture where such addition, change or elimination has an adverse effect on the right of the Holders of such Securities in any material respect; (c) to establish the form or terms of Securities of any series as permitted pursuant to the Unsecured Debt Indenture; (d) to evidence and provide for the acceptance of appointment under the Unsecured Debt Indenture by a successor Trustee with respect to the Securities of one or more series and to add to or change any of the provisions of the Unsecured Debt Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee; or (e) to cure any ambiguity or defect in and to correct or supplement any provision in the Unsecured Debt Indenture or any Security of any series that may be inconsistent with any other provision in the Unsecured Debt Indenture or in the Security of such series, or to make any other provisions with respect to matters or questions arising under the Unsecured Debt Indenture; provided, however, that any such action pursuant to this clause (e) shall not adversely affect the rights of the Holders of Securities of any series in any material respect. (Section 9.01)

   Legal Defeasance and Covenant Defeasance

          Securities of a series may be defeased in accordance with their terms and, unless the Officers' Certificate or supplemental indenture establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Security, to replace destroyed, lost or stolen Securities and coupons and to maintain agencies in respect of the Securities) with respect to the Securities of the series and any related coupons and the Unsecured Debt Indenture ("legal defeasance"). The Company at any time may terminate as to a series its obligations with respect to the Securities and coupons of the series under the covenant described under "Certain Covenants--Limitations on Liens" and any other restrictive covenants which may be applicable to a particular series ("covenant defeasance").

          The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to the covenant described under "Certain Covenants--Limitations on Liens" or any other restrictive covenants which may be applicable to a particular series. (Section 8.01)

          To exercise either defeasance option as to a series, the Company must deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Securities of the series to redemption or maturity and must comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to Holders for Federal income tax purposes. "U.S. Government Obligations" are direct obligations of the United States of America which have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations. (Section 8.02)

   Regarding the Trustee

          Firstar Trust Company will act as Trustee and Registrar for Securities issued under the Unsecured Debt Indenture and, unless otherwise indicated in a Prospectus Supplement, the Trustee will also act as Transfer Agent and Paying Agent with respect to the Securities. (Section 2.03) The Company may remove the Trustee with or without cause if the Company so notifies the Trustee six months in advance and if no Default occurs or is continuing during the six-month period. (Section 7.07) The Trustee is also one of the trustees under the First Mortgage Indenture for the Company's First Mortgage Bonds.

          The Company maintains general checking accounts with several banks which are affiliates of the Trustee. The Company's parent, IEC, has $3.6 million in lines of credit with Firstar Bank Milwaukee, N.A., an affiliate of the Trustee, which are part of $150 million in lines of credit maintained by IEC with various banks. In addition, the Company and IEC each maintain short-term borrowing agreements with the Trustee pursuant to which the Company and IEC may borrow up to $50 million and $50 million, respectively. Judith D. Pyle, a director of the Company, is a director of the Trustee's parent corporation, Firstar Corporation.

                             BOOK-ENTRY ONLY SYSTEM

          The Debentures may be issued initially in the form of one or more global securities under a book-entry only system operated by a securities depositary. Unless otherwise specified in the Prospectus Supplement, the Depository Trust Company ("DTC") will act as securities depositary for the Debentures, which would be registered in the name of CEDE & Co., as registered securityholder and nominee for DTC. Individual purchases of Book-Entry Interests (as defined below) in any such Debentures will be made in book-entry form. Purchasers of Book-Entry Interests in such Debentures will not receive certificates representing their interests in such Debentures. So long as CEDE & Co., as nominee of DTC, is the securityholder, references herein to holders of the Debentures or registered owners will mean CEDE & Co., rather than the owners of Book-Entry Interests in Debentures.

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited by its participants (the "DTC Participants") and facilitates the settlement of securities transactions among DTC Participants in such securities through electronic computerized book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates. Direct DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (including, possibly, the underwriters with respect to the Debentures), together with the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., own DTC. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (the "Indirect Participants").

          DTC Participants purchasing Book-Entry Interests in any Debentures will not receive certificates. Each DTC Participant will receive a credit balance in the records of DTC in the amount of such DTC Participant's interest in such Debentures, which will be confirmed in accordance with DTC's standard procedures. The ownership interest of each actual purchaser of a Book-Entry Interest in Debentures (the "Book-Entry Interests") will be recorded through the records of the DTC Participant or through the records of the Indirect Participant. Owners of Book-Entry Interests should receive from the DTC Participant or Indirect Participant a written confirmation of their purchase providing details of the Book-Entry Interests acquired. Transfers of Book-Entry Interests will be accomplished by book entries made by the DTC Participants or Indirect Participants who act on behalf of the owners of Book-Entry Interests. Owners of Book-Entry Interests will not receive certificates representing their ownership of Book-Entry Interests with respect to any Debentures except as described below upon the resignation of DTC.

          Under the Unsecured Debt Indenture, payments made by the Trustee to DTC or its nominee will satisfy the Company's obligations under the Unsecured Debt Indenture to the extent of the payments so made. Owners of Book-Entry Interests will not be or be considered by the Company or the Trustee to be, and will not have any rights as, holders of Debentures under the Unsecured Debt Indenture.

          NEITHER THE COMPANY NOR THE TRUSTEE UNDER THE UNSECURED DEBT INDENTURE WILL HAVE ANY RESPONSIBILITY OR OBLIGATION TO ANY DTC PARTICIPANT, INDIRECT PARTICIPANT OR ANY OWNER OF A BOOK-ENTRY INTEREST OR ANY OTHER PERSON NOT SHOWN ON THE REGISTRATION BOOKS OF SUCH TRUSTEE AS BEING A HOLDER OF DEBENTURES WITH RESPECT TO: (1) ANY DEBENTURES; (2) THE ACCURACY OF ANY RECORDS MAINTAINED BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT; (3) THE PAYMENT BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT OF ANY AMOUNT DUE TO ANY OWNER OF A BOOK-ENTRY INTEREST IN RESPECT OF THE PRINCIPAL OR REDEMPTION PRICE OF OR INTEREST ON SUCH DEBENTURES; (4) THE DELIVERY BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT OF ANY NOTICE TO ANY OWNER OF A BOOK-ENTRY INTEREST WHICH IS REQUIRED OR PERMITTED UNDER THE TERMS OF THE UNSECURED DEBT INDENTURE TO BE GIVEN TO HOLDERS OF DEBENTURES; (5) THE SELECTION OF THE OWNERS OF A BOOK-ENTRY INTEREST TO RECEIVE PAYMENT IN THE EVENT OF ANY PARTIAL REDEMPTION OF ANY DEBENTURES; OR (6) ANY CONSENT GIVEN OR OTHER ACTION TAKEN BY DTC OR ITS NOMINEE AS HOLDER OF DEBENTURES.

          Principal and redemption price of, and interest payments on, Debentures registered in the name of DTC or its nominee will be made to DTC or such nominee, as registered owner of such Debentures. DTC is responsible for disbursing such payments to the appropriate DTC Participants and such DTC Participants, and any Indirect Participants, are in turn responsible for disbursing the same to the owners of Book-Entry Interests. Unless it has reason to believe it will not receive payment, DTC's current practice is to credit the accounts of the DTC Participants on a payment date in accordance with their respective holdings shown on the records of DTC. Payments by DTC Participants and Indirect Participants to owners of Book-Entry Interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such DTC Participant or Indirect Participant and not of DTC, the Company or the Trustee, subject to any statutory and regulatory requirements as may be in effect from time to time.

          DTC Participants and Indirect Participants carry the "position" of the ultimate Book-Entry Interest owner on their records, and will be responsible for providing information to the ultimate Book-Entry Interest owner as to the Debentures in which the Book-Entry Interest is held, debt service payments received, and other information. Each person for whom a DTC Participant or Indirect Participant acquires an interest in Debentures, as nominee, may desire to make arrangements with such DTC Participant or Indirect Participant to receive a credit balance in the records of such DTC Participant or Indirect Participant, to have all notices of redemption or other communications to or by DTC which may affect such persons forwarded in writing by such DTC Participant or Indirect Participant, and to have notification made of all debt service payments.

          Purchases, transfers and sales of Book-Entry Interests by the ultimate Book-Entry Interest owners may be made through book entries made by DTC Participants or Indirect Participants or others who act for the ultimate Book-Entry Interest owner. The Trustee under the Unsecured Debt Indenture, the Company and the underwriters, as such, have no role in those purchases, transfers or sales.

          Owners of Book-Entry Interests may be charged a sum sufficient to cover any tax, fee, or other governmental charge that may be imposed in relation to any transfer or exchange of a Book-Entry Interest.

          The Trustee will recognize and treat DTC (or any successor securities depositary) or its nominee as the holder of Debentures registered in its name or the name of its nominee for all purposes, including payment of debt service, notices, enforcement of remedies and voting. Under DTC's current practice, a proxy will be given to the DTC Participants holding Book-Entry Interests in Debentures in connection with any matter on which holders of such Debentures are asked to vote or give their consent. Crediting of debt service payments and transmittal of notices and other communications by DTC to DTC Participants, by DTC Participants to Indirect Participants and by DTC Participants and Indirect Participants to the ultimate Book-Entry Interest owners are the responsibility of those persons and will be handled by arrangements among them and are not the responsibility of the Trustee, the Company or any underwriter, as such.

          The Trustee, so long as a book-entry system is used for any series of Debentures, will send any notice of redemption and any other notices required by the Unsecured Debt Indenture to be sent to holders of such Debentures only to DTC (or such successor securities depositary) or its nominee. Any failure of DTC to advise any DTC Participant, or of any DTC Participant or Indirect Participant to notify the Book-Entry Interest owner, of any such notice and its content or effect will not affect the validity of the redemption of the Debentures called for redemption, or any other action premised on that notice. In the event of a call for redemption, the Trustee's notification to DTC will initiate DTC's standard call process, and, in the event of a partial call, its lottery process by which the call will be randomly allocated to DTC Participants holding positions in the Debentures to be redeemed. When DTC and DTC Participants allocate the call for redemption, the owners of the Book-Entry Interests that have been called should be notified by the broker or other person responsible for maintaining the records of those interests and subsequently credited by that person with the proceeds once such Debentures are redeemed.

          The Company, the Trustee and any underwriter or agent cannot and do not give any assurances that DTC, DTC Participants or others will distribute payments of debt service on Debentures made to DTC or its nominee as the registered owner, or any redemption or other notices, to the Book-Entry Interest owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this Prospectus.

          The Company understands that the current "Rules" applicable to DTC and DTC Participants are on file with the Commission, and that the current "Procedures" of DTC to be followed in dealing with DTC Participants are on file with DTC.

          If DTC is at any time unwilling or unable to continue as depositary, and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual certificates to owners of Book-Entry Interests in exchange for the Debentures held by DTC or its nominee, as the case may be. In such instance, an owner of a Book-Entry Interest will be entitled to physical delivery of certificates equal in principal amount to such Book-Entry Interest and to have such certificates registered in its name. Individual certificates so issued will be issued in denominations of $1,000 or any multiple thereof.

          Neither the Company, the Trustee nor any underwriter makes any representation as to the accuracy of the above description of DTC's business, organization and procedures, which is based upon information furnished by DTC.


                              PLAN OF DISTRIBUTION

          The Company may sell the Debentures in one or more of the following ways: (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The Prospectus Supplement with respect to each series of the Debentures sets forth, among other things, the terms of the offering of the Debentures, including the name or names of the underwriters, dealers or agents, the purchase price of the Debentures and proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' or agents' compensation and any discounts and commissions allowed or reallowed or paid to dealers and any registered securities exchanges on which the Debentures may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

          If any series of the Debentures are sold to underwriters or dealers, the Prospectus Supplement relating thereto will describe the nature of the obligation of the underwriters or dealers to purchase and pay for the Debentures. The Debentures may be offered to the public either through an underwriting syndicate represented by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Robert W. Baird & Co. Incorporated and Legg Mason Wood Walker, Incorporated as underwriters, or directly by such firms acting as underwriters. The underwriters with respect to a particular underwritten offering of the Debentures will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of underwriters to purchase the Debentures will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Debentures if any are purchased. The distribution of the Debentures by the underwriters may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

          The Debentures may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Debentures in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its agency.

          Underwriters, dealers or agents designated by the Company in connection with the distribution of the Debentures may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

          In the event that the Debentures are not listed on a registered national securities exchange, certain broker-dealers may make a market in the Debentures, but will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Debentures or as to the liquidity of the trading market for the Debentures, whether or not the Debentures are listed on a registered national securities exchange. The Prospectus Supplement with respect to any series of the Debentures will state, if known, whether or not any broker-dealer intends to make a market in the Debentures. If no such determination has been made, the Prospectus Supplement will so state.

                                 LEGAL OPINIONS

          The validity of the Debentures will be passed upon for the Company by Foley & Lardner, Milwaukee, Wisconsin. Certain legal matters will be passed upon for the underwriters, dealers, purchasers or agents by Chadbourne & Parke LLP, New York, New York.


                                     EXPERTS

          The consolidated financial statements and schedule of the Company at December 31, 1997 and 1996 and for each of the three years in the period ending December 31, 1997 incorporated by reference in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

        No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus Supplement or the Prospectus nor any sale made hereunder or thereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or thereof. This Prospectus Supplement and the Prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                           _______________________


                               TABLE OF CONTENTS

                                                                        Page

                             Prospectus Supplement

    Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . .      S-2
    Selected Financial Information  . . . . . . . . . . . . . . . .      S-3
    Certain Terms of the Debentures   . . . . . . . . . . . . . . .      S-4
    Underwriting  . . . . . . . . . . . . . . . . . . . . . . . . .      S-5

                                   Prospectus

    Available Information . . . . . . . . . . . . . . . . . . . . .        2
    Incorporation of Certain
      Documents by Reference  . . . . . . . . . . . . . . . . . . .        2
    The Company   . . . . . . . . . . . . . . . . . . . . . . . . .        3
    Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . .        4
    Ratios of Earnings to Fixed Charges   . . . . . . . . . . . . .        4
    Description of the Debentures   . . . . . . . . . . . . . . . .        4
    Book-Entry Only System  . . . . . . . . . . . . . . . . . . . .       12
    Plan of Distribution  . . . . . . . . . . . . . . . . . . . . .       15
    Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . . .       16
    Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . .       16




                                  $60,000,000


                                  [WP&L LOGO]


                                ____% Debentures

                             due ________ __, _____






                                   __________

                             PROSPECTUS SUPPLEMENT
                                   __________



                              Merrill Lynch & Co.



                             Robert W. Baird & Co.
                                  Incorporated



                             Legg Mason Wood Walker
                                  Incorporated



                                August   , 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 14.    Other Expenses of Issuance and Distribution.

          The expenses in connection with the issuance and distribution of the securities covered hereby, other than underwriting and other discounts and commissions, are, subject to future contingencies, estimated to be as follows:

     Securities and Exchange Commission registration
      fee   . . . . . . . . . . . . . . . . . . . . . .        $  17,700
     Fee of Public Service Commission of Wisconsin  . .            1,000
     Printing and Engraving Expenses    . . . . . . . .           15,000
     Fees of Rating Agencies  . . . . . . . . . . . . .           25,000
     Trustee Fees and Expenses    . . . . . . . . . . .           10,000
     Accounting Fees and Expenses   . . . . . . . . . .           15,000
     Legal Fees and Expenses  . . . . . . . . . . . . .           45,000
     Blue Sky Fees and Expenses   . . . . . . . . . . .            5,000
     Miscellaneous Expenses   . . . . . . . . . . . . .            6,300
                                                                 -------
          Total   . . . . . . . . . . . . . . . . . . .        $ 140,000
                                                                 =======


   Item 15.    Indemnification of Directors and Officers.

          Pursuant to the provisions of the Wisconsin Business Corporation Law and Article VIII of the Registrant's Bylaws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and
   (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

          The indemnification provided by the Wisconsin Business Corporation Law and the Registrant's Bylaws is not exclusive of any other rights to which a director or officer of the Registrant may be entitled. The Registrant also carries directors' and officers' liability insurance.

          The proposed form of Underwriting Agreement for the Debentures contains provisions under which the underwriters agree to indemnify the directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.


   Item 16.  Exhibits.

          The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.

   Item 17.    Undertakings.

          (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
   Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on August 24, 1998.

                                 WISCONSIN POWER AND LIGHT COMPANY


                                 By:  /s/ Erroll B. Davis, Jr.
                                      Erroll B. Davis, Jr.
                                      Chief Executive Officer



             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


    Signature                      Title                      Date


    /s/ Erroll B. Davis, Jr.  Chief Executive Officer   August 24, 1998
    Erroll B. Davis, Jr.      and Director (Principal
                              Executive Officer)

    /s/ Edward M. Gleason     Vice President-           August 24, 1998
    Edward M. Gleason         Treasurer and Corporate
                              Secretary (Principal
                              Financial Officer)

    /s/ John E. Ebright       Vice President-           August 24, 1998
    John E. Ebright           Controller (Principal
                              Accounting Officer)


    Alan B. Arends*           Director                  August 24, 1998


    Rockne G. Flowers*        Director                  August 24, 1998



    Joyce L. Hanes*           Director                  August 24, 1998


    Lee Liu*                  Director                  August 24, 1998


    Katharine C. Lyall*       Director                  August 24, 1998


    Arnold M. Nemirow*        Director                  August 24, 1998


    Milton E. Neshek*         Director                  August 24, 1998


    Jack R. Newman*           Director                  August 24, 1998


    Judith D. Pyle*           Director                  August 24, 1998



    Robert D. Ray*            Director                  August 24, 1998


    David Q. Reed*            Director                  August 24, 1998


    Robert W. Schlutz*        Director                  August 24, 1998


    Wayne H. Stoppelmoor*     Director                  August 24, 1998


    Anthony R. Weiler*        Director                  August 24, 1998



    *By: /s/ Erroll B. Davis, Jr.
              Erroll B. Davis, Jr.
              Attorney-in-fact



             Pursuant to Transaction Requirement B.2 of Form S-3, the Registrant reasonably believes that the security rating to be assigned to the securities registered hereunder will make the securities "investment grade securities" prior to sale.

                                 EXHIBIT INDEX


   Exhibit
   Number                   Document Description

   (1)* Proposed form of Purchase Agreement relating to the Debentures.

   (4.1) Indenture of Mortgage or Deed of Trust dated August 1, 1941, between the Company and First Wisconsin Trust Company (n/k/a Firstar Trust Company) and George B. Luhman, as Trustees (incorporated by reference to
                  Exhibit 7(a) in File No. 2-6409).

   (4.2)          Supplemental Indenture dated January 1, 1948
                  (incorporated by reference to Second Amended
                  Exhibit 7(b) in File No. 2-7361).

   (4.3)          Supplemental Indenture dated September 1,
                  1948, (incorporated by reference to Amended
                  Exhibit 7(c) in File No. 2-7628).

   (4.4)          Supplemental Indenture dated June 1, 1950
                  (incorporated by reference to Amended
                  Exhibit 7.02 in File No. 2-8462).

   (4.5)          Supplemental Indenture dated April 1, 1951
                  (incorporated by reference to Amended
                  Exhibit 7.02 in File No 2-8882).

   (4.6)          Supplemental Indenture dated April 1, 1952
                  (incorporated by reference to Second Amended
                  Exhibit 4.03 in File No. 2-9526).

   (4.7)          Supplemental Indenture dated September 1,
                  1953 (incorporated by reference to Amended
                  Exhibit 4.03 in File No. 2-10406).

   (4.8)          Supplemental Indenture dated October 1, 1954
                  (incorporated by reference to Amended
                  Exhibit 2.02 in File No. 2-11130).

   (4.9)          Supplemental Indenture dated March 1, 1959
                  (incorporated by reference to Amended
                  Exhibit 2.02 in File No. 2-14816).

   (4.10)         Supplemental Indenture dated May 1, 1962
                  (incorporated by reference to Amended
                  Exhibit 2.02 in File No. 2-20372).

   (4.11)         Supplemental Indenture dated August 1, 1968
                  (incorporated by reference to Amended
                  Exhibit 2.02 in File No. 2-29738).

   (4.12)         Supplemental Indenture dated June 1, 1969
                  (incorporated by reference to Amended
                  Exhibit 2.02 in File No. 2-32947).

   (4.13)         Supplemental Indenture dated October 1, 1970
                  (incorporated by reference to Amended
                  Exhibit 2.02 in File No. 2-38304).

   (4.14)         Supplemental Indenture dated July 1, 1971
                  (incorporated by reference to Amended
                  Exhibit 2.02 in File No. 2-40802).

   (4.15)         Supplemental Indenture dated April 1, 1974
                  (incorporated by reference to Amended
                  Exhibit 2.02 in File No. 2-50308).

   (4.16)         Supplemental Indenture dated December 1,
                  1975 (incorporated by reference to Exhibit
                  2.01(a) in File No. 2-57775).

   (4.17)         Supplemental Indenture dated May 1, 1976
                  (incorporated by reference to Amended
                  Exhibit 2.02 in File No. 2-56036).

   (4.18)         Supplemental Indenture dated May 15, 1978
                  (incorporated by reference to Amended
                  Exhibit 2.02 in File No. 2-61439).

   (4.19)         Supplemental Indenture dated August 1, 1980
                  (incorporated by reference to Exhibit 4.02
                  File No. 2-70534).

   (4.20)         Supplemental Indenture dated January 15,
                  1981 (incorporated by reference to Amended
                  Exhibit 4.03 in File No. 2-70534).

   (4.21)         Supplemental Indenture dated August 1, 1984
                  (incorporated by reference to Exhibit 4.02 in File No. 33-2579).

   (4.22)         Supplemental Indenture dated January 15,
                  1986 (incorporated by reference to Amended
                  Exhibit 4.03 in File No. 33-2579).

   (4.23)         Supplemental Indenture dated June 1, 1986
                  (incorporated by reference to Amended
                  Exhibit 4.02 in File No. 33-4961).

   (4.24)         Supplemental Indenture dated August 1, 1988
                  (incorporated by reference to Exhibit 4.24 in File No. 33-45726).

   (4.25)         Supplemental Indenture dated December 1,
                  1990 (incorporated by reference to Exhibit
                  4.25 in File No. 33-45726).

   (4.26)         Supplemental Indenture dated September 1,
                  1991 (incorporated by reference to Exhibit
                  4.26 in File No. 33-45726).

   (4.27)         Supplemental Indenture dated October 1, 1991
                  (incorporated by reference to Exhibit 4.27 in File No. 33-45726).

   (4.28)         Supplemental Indenture dated March 1, 1992
                  (incorporated by reference to Exhibit 4.1 to the Company's Form 8-K dated March 9, 1992).

   (4.29)         Supplemental Indenture dated May 1, 1992
                  (incorporated by reference to Exhibit 4.1 to the Company's Form 8-K dated May 12, 1992).

   (4.30)         Supplemental Indenture dated June 1, 1992
                  (incorporated by reference to Exhibit 4.1 to the Company's Form 8-K dated June 29, 1992).

   (4.31)         Supplemental Indenture dated July 1, 1992
                  (incorporated by reference to Exhibit 4.1 to the Company's Form 8-K dated July 20, 1992).

   (4.32) Indenture, dated as of June 20, 1997, between the Company and Firstar Trust Company, as Trustee, for the Debentures (incorporated by reference to Exhibit 4.33 to Amendment No. 2 to the Company's Form S-3 Registration Statement [Registration No. 33-60917]).

   (4.33) Officers' Certificate, dated as of June 25, 1997, creating the Company's 7% Debentures due June 15, 2007 (incorporated by reference to Exhibit 4 to the Company's Form 8-K dated June 25, 1997).

   (5)**          Opinion of Foley & Lardner (including
                  consent of counsel).

   (12)           Statement re computation of ratios of
                  earnings to fixed charges.

   (23.1)**       Consent of Arthur Andersen LLP

   (23.2)**       Consent of Foley & Lardner (filed as part of
                  Exhibit (5)).

   (24)**         Powers of attorney.

   (25)**         Form T-1 Statement of Eligibility and
                  Qualification under the Trust Indenture Act of 1939 of Firstar Trust Company relating to the Debentures.


   * To be filed by amendment to the Registration Statement or as an exhibit to a Current Report on Form 8-K.

   **        Previously filed.